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Exhibit 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                        Years Ended December 31,
                                              --------------------------------------------------------------------------
                                                 1997         1996       1995          1994         1993         1993(a)
                                              --------------------------------------------------------------------------
                                                                       (Thousands of Dollars)
Net earnings available for fixed charges:
  Income (loss) before extraordinary
  charges                                     $ 60,998     $ 54,701     $ 37,901     $ 29,799     $ (5,042)     $ 43,175
  Add - Income taxes (benefit)                  42,292       23,850       15,023       12,613       (9,865)       20,193
       - Fixed charges                          45,989       45,556       46,063       41,328       36,327        36,327
                                              --------     --------     --------     --------     --------      --------
Adjusted earnings                             $149,279     $124,107     $ 98,987     $ 83,740     $ 21,420      $ 99,695
                                              ========     ========     ========     ========     ========      ========

Fixed charges:
  Interest expense                            $ 41,223     $ 40,924     $ 41,789     $ 36,104     $ 31,660      $ 31,660
  Portion of rent expense
     representing interest                       4,766        4,632        4,274        5,224        4,667         4,667
                                              --------     --------     --------     --------     --------      --------
Adjusted fixed charges                        $ 45,989     $ 45,556     $ 46,063     $ 41,328     $ 36,327      $ 36,327
                                              ========     ========     ========     ========     ========      ========

RATIO OF EARNINGS TO FIXED
  CHARGES                                         3.25         2.72         2.15         2.03           --          2.74

(a) Excludes an after-tax restructuring charge of approximately $48 million for the implementation of a re-engineering plan in 1993. Earnings were not adequate to cover fixed charges in 1993. The amount of such deficiency was $15 million for the year ended December 31, 1993.